Copart Announces the Addition of Carl Sparks
to Its Board of Directors

Dallas, Texas (September 15, 2021) -- Copart, Inc. (NASDAQ: CPRT) today reported that Carl Sparks has joined Copart’s Board of Directors, effective September 10, 2021.

Mr. Sparks, 54, currently serves as Managing Partner with Interlock Partners, a venture capital firm based in Dallas, Texas focused on early stage, transformative technology companies. Prior to joining Interlock Partners, Mr. Sparks served as Senior Advisor to Bain Capital from 2018 to 2019, and before that, as President and Chief Executive Officer of Academic Partnerships, an education technology company focused on helping public universities move their accredited degree programs online, from 2016 to 2017. Prior to his service at Academic Partnerships, Mr. Sparks served as the President and CEO of Travelocity Global from 2011 to 2014. Earlier in his career, Mr. Sparks also served in senior executive roles at the Gilt Groupe from 2009 to 2011, including as President, and before that he was the Chief Marketing Officer of Expedia.com, a division of Expedia, Inc., among other senior executive roles he held there between 2004 and 2009. Mr. Sparks began his career in strategy consulting, including service in leadership roles with Boston Consulting Group in London, England and Boston, Massachusetts.

Mr. Sparks has extensive experience serving as a public company director. In addition to his service on the Copart Board, he has served on the Boards of Avis Budget Group, Inc., where he has also served as Chair of the Audit Committee, Dunkin’ Brands Group, Inc., and Vonage Holdings Corp.

Mr. Sparks received his M.B.A. from Harvard Business School, where he was a Baker Scholar, and his B.S.E. in Mechanical and Aerospace Engineering from Princeton University, where he graduated summa cum laude.

About Copart
Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 Members in over 170 countries. Copart offers services to process and sell vehicles to dealers, dismantlers, rebuilders, exporters, and to the general public. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, vehicle rental companies, and individuals. With operations at over 200 locations in 11 countries, Copart has more than 250,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), the Republic of Ireland (Copart.ie), Brazil (Copart.com.br), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management's Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact

Gregory R. DePasquale
Senior Vice President, General Counsel & Secretary
Copart
Greg.DePasquale@copart.com
972-391-5033